Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169695) and Form S-3ASR (333-178639 and 333-172716) of Visteon Corporation of our report dated February 27, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the presentation of discontinued operations discussed in Note 4 and the adoption of the new comprehensive income disclosures discussed in Note 1, as to which the date is May 2, 2012 and the change in the presentation of the segment disclosures as discussed in Note 22, as to which the date is February 28, 2013, relating to the financial statements and financial statement schedule of Visteon Corporation (Successor Company) which appear in this Form 10-K.

We also hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169695) and Form S-3ASR (333-178639 and 333-172716) of Visteon Corporation of our report dated March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 22, as to which the date is August 4, 2011, the presentation of the condensed consolidating financial information of the guarantor subsidiaries discussed in Note 23, as to which the date is November 10, 2011, the presentation of discontinued operations discussed in Note 4 and the adoption of the new comprehensive income disclosures discussed in Note 1, as to which the date is May 2, 2012, and the change in the presentation of the segment disclosures as discussed in Note 22, as to which the date is February 28, 2013, relating to the financial statements and financial statement schedule of Visteon Corporation (Predecessor Company) which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
February 28, 2013